SUB-ITEM 77C


              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                             AIM FLOATING RATE FUND


A Special Meeting of Shareholders of GT Global Floating Rate Fund, Inc. (d/b/a AIM Floating Rate Fund) (the "Fund"), was held on February 25, 2000.

At such meeting, shareholders of the Fund were asked to:

1. Approve an Agreement and Plan of Conversion and Liquidation for the Fund.
2.       Approve a Distribution Plan.
3.       Elect a Director.
4. Ratify the selection of PricewaterhouseCoopers LLP as the Fund's independent public accountants.

For a more detailed description of the proposals that were submitted to the shareholders, please see the attached proxy statement (attached hereto as Attachment A). The shareholders approved all proposals by the following vote:

Proposal 1:   Approval of an Agreement and Plan of Conversion and Liquidation

                                      For:         Against:         Abstain:
                                      ----         --------         --------

AIM Floating Rate Fund            24,037,611        627,086        1,515,481

Proposal 2:   Approval of a Distribution Plan

                                      For:         Against:         Abstain:
                                      ----         --------         --------

AIM Floating Rate Fund            24,178,788        592,149        1,409,241

Proposal 3:   Election of Board Member

                                                  Withholding
                                      For:         Authority:
                                      ----        ----------

AIM Floating Rate Fund            38,441,463      1,322,999

Proposal 4:   Ratification of the Selection of Independent Public Accountants

                                      For:         Against:         Abstain:
                                      ----         --------         --------

AIM Floating Rate Fund            37,925,308        343,593        1,495,559